Exhibit 99.1

Pernix Group, Inc. Announces Sale of Preferred Stock and Repayment of Outstanding Debt

LOMBARD, IL — January 13, 2014 — Pernix Group, Inc. (OTCQB: PRXG) today announced that it has significantly strengthened its balance sheet through the issuance of $5 million of new Series A Cumulative Convertible Preferred Stock and the repayment of approximately $2.3 million of debt. As a result of this recapitalization, the Company has additional liquidity to support its growth initiatives and has no debt outstanding.

The preferred stock was issued to Pernix Group’s two largest shareholders, with Ernil Continental, S.A., BVI purchasing 550,000 shares, and Halbarad Group, Ltd., BVI purchasing 450,000 shares. The shares were sold at $5.00 per share, with each share convertible into 1.43 shares of Pernix Group common stock, for an effective conversion price of $3.50 per share. The stated dividend rate is 8.0% per annum, payable quarterly.

“This recapitalization provides a solid capital foundation for Pernix Group, enhancing our ability to pursue and execute our near-term growth initiatives, including expanding our power generation business both domestically and overseas, forming new joint ventures, and completing potential acquisitions in both operating segments of our Company,” commented Nidal Z. Zayed, President and CEO of Pernix Group. “We have developed a strong pipeline of new business opportunities, and we look forward to consummating one or more of these highly strategic transactions this year.”

The Company filed Forms 8-K with the Securities and Exchange Commission on December 23, 2013, and January 3, 2014 in connection with the issuance of the preferred stock.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor in the Federal and Government market; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter quotation board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Gregg Pollack

Chief Financial Officer & Vice President - Administration

Pernix Group, Inc.

Tel: (630) 620-4787

gpollack@pernixgroup.com

Carol Groeber

Corporate Controller and Principal Accounting Officer

Pernix Group, Inc.

Tel: (630) 620-4787

cgroeber@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com